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First Indiana Corporation logo


                                                                July 31, 2001

                                         Beth Copeland - Media (317) 269-1395
                               William J. Brunner - Shareholders and Analysts
                                                               (317) 269-1614

                                                        FOR IMMEDIATE RELEASE


               First Indiana Corporation Announces Fed Approval of
                          Bank Holding Company Charter

       Approval of National Bank Charter of Bank Subsidiary Also Announced

         (Indianapolis) - First Indiana Corporation announced today that the Federal Reserve Board has approved the Corporation's application to become a national bank holding company, effective August 1, 2001. The Corporation also announced that the Office of the Comptroller of the Currency has approved the conversion of First Indiana Bank from a federal savings bank to a national bank.

         "Chartering a national bank is the final step in First Indiana's transformation from a thrift to a commercial bank," said Marni McKinney, Vice Chairman and Chief Executive Officer. "When First Indiana was founded in 1915, our mission centered on housing finance, because that was how the Bank was in the best position to create value for its clients and the community. But in recent years, instead of focusing on specific products, such as mortgage loans, we have been seeking to build long-term relationships with clients by serving all their financial needs. A national bank charter will enable us to achieve our mission more effectively."


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First Indiana Announces Approval of Bank Holding Company and Bank Charters
July 31, 2001
Page 2 of 3


         Current laws governing savings banks generally limit First Indiana's business loans outstanding to 10 percent of assets. National bank regulations contain no such restriction.

         "Adopting a national bank charter enables us to expand our business lending relationships to meet the needs of Central Indiana's business community," Mr. McKinney explained. "In addition," he said, "the recent merger of The Somerset Group with First Indiana makes available a full array of tax planning, wealth management, and consulting services to our business clients and their owners and employees. A national bank charter will help First Indiana and Somerset join forces to create comprehensive financial solutions for our clients."

         First Indiana Bank has adopted the name "First Indiana Bank, N.A." and will include the National Association abbreviation in stationery and advertising. Although First Indiana Bank will have a new charter, no changes in employees or operations are expected.

         First Indiana Corporation (NASD -- FISB) is the holding company for First Indiana Bank, N.A., the largest bank headquartered in Indianapolis. Founded in 1915, First Indiana Bank is a full-service national bank offering comprehensive financial solutions to businesses and individuals. Through Somerset Financial Services and FirstTrust Indiana, First Indiana offers a full array of tax planning, consulting, wealth management, and investment advisory and trust services. First Indiana Bank has $2.1 billion in assets and 26 offices in Central Indiana. The Bank also has construction and consumer loan offices in Indiana and in Arizona, Florida, Illinois, North Carolina, Oregon, and Ohio. First Indiana also originates consumer loans in 47 states through a national network. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com.


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First Indiana Announces Approval of Bank Holding Company and Bank Charters
July 31, 2001
Page 3 of 3


         Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. First Indiana intends such forward-looking statements to be covered by the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe-harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and involves a number of risks and uncertainties. In particular, among the factors that could cause actual results to differ materially are changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, substantial changes in financial markets, changes in real estate values and the real estate market, regulatory changes, or unanticipated results in pending legal proceedings or regulatory filings. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

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